                                                                    EXHIBIT 99.1


                        AMERICA SERVICE GROUP ANNOUNCES
                             SECOND QUARTER RESULTS

SECOND QUARTER HIGHLIGHTS:

-        Increased EBITDA to $5.1 million in the quarter
-        $3.3 million gain recorded from reduction in reserve for loss contracts
-        Net income of $5.3 million in the quarter
-        Debt reduced $4.4 million in the quarter

NASHVILLE, Tennessee (July 23, 2002) - America Service Group Inc. (NASDAQ:ASGR) announced today results for the second quarter and six months ended June 30, 2002.

         Commenting on second quarter results, Michael Catalano, chairman, president and chief executive officer of America Service Group, said, "The Company's focus on improving its contract portfolio is producing solid results. Our progress accelerated during the second quarter as more contracts came up for renewal."

         During the last six months, the Company has won nine rebids totaling approximately $16 million of annual revenues, negotiated extensions or modified another 26 contracts on reasonable terms and, as anticipated, has allowed four unproductive contracts to expire. During the same period, the Company has been awarded ten new contracts with combined annualized revenues of approximately $18 million.

         Healthcare revenues for the second quarter of 2002 were $138.5 million, an increase of 0.5% from the first quarter of the year, although 1.6% lower than the prior year second quarter. For the six months ended June 30, 2002, healthcare revenues were $276.4 million, a decrease of 0.8% over the prior year period.

         Healthcare expenses for the second quarter of 2002 were $129.9 million, or 93.8% of revenue, as compared with $146.7 million, or 104.2% of revenue, in the prior year period. For the six months ended June 30, 2002, healthcare expenses were $259.2 million, or 93.8% of revenue, as compared with $273.3 million, or 98.1% of revenue, in the prior year period. Included in the prior year second quarter and six month results was a charge of $6.4 million to healthcare expenses, which was the result of an increase in reserves for medical claims.


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
ASGR Announces Second Quarter Results
Page 2
July 23, 2002



         Gross margin for the second quarter of 2002 was $8.6 million and for the six months ended June 30, 2002, was $17.2 million, or 6.2% of revenue in each period. In the prior year, gross margin was negative $5.9 million in the second quarter due to the charge mentioned above and for the six months was $5.4 million, or 1.9% of revenue.

         Selling, general and administrative expenses for the second quarter of 2002 were $3.5 million, or 2.5% of revenue, as compared with $6.0 million, or 4.3% of revenue, in the prior year period. For the six months ended June 30, 2002, selling, general and administrative expenses were $7.6 million, or 2.8% of revenue, as compared with $10.1 million, or 3.6% of revenue, in the prior year period. Included in the prior year second quarter and six month results was a charge of $1.3 million to selling, general and administrative expenses as a result of increases for legal and malpractice issues. Excluding the impact of this charge, selling, general and administrative expenses decreased from the prior year as a result of overhead reductions implemented by the Company subsequent to the first half of 2001.

         EBITDA for the second quarter of 2002 was $5.1 million as compared with negative $10.6 million in the prior year period. For the six months ended June 30, 2002, EBITDA was $9.6 million as compared with negative $3.4 million in the prior year period. The Company defines EBITDA as earnings before interest, taxes, depreciation, amortization and certain non-recurring items. Considered to be non-recurring items for the purposes of calculating EBITDA in the 2002 results is the $3.3 million reduction in loss contract reserves. Considered to be non-recurring for the prior year period was the $1.3 million of charges to selling, general and administrative expenses related to increases in reserves for legal and malpractice issues, as well as charges for strategic initiatives and severance of $1.3 million and the write-off of intangible assets of $13.2 million.

         Depreciation and amortization expense for the second quarter of 2002 was $1.1 million, or 0.8% of revenue, as compared with $2.0 million, or 1.4% of revenue in the prior year period. For the six months ended June 30, 2002, depreciation and amortization expense was $2.3 million, or 0.8% of revenue, as compared with $3.9 million, or 1.4% of revenue, in the prior year period. The decrease in depreciation and amortization expense from the prior year periods is primarily the result of the Company's adoption of SFAS No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002. SFAS No. 142 eliminates the amortization of the Company's existing goodwill.

         As previously announced on June 28, 2002, the Company modified its contracts with the City of Philadelphia and the State of Maine. In the fourth quarter of 2001, the Company recorded a charge to establish a reserve for future losses under five contracts, including the Philadelphia and Maine contracts, under which the Company anticipated continuing losses through June 30, 2004 and June 30, 2002, respectively. The contract modifications will enable the Company to avoid further losses on the Philadelphia contract subsequent to June 30, 2002. As a result, the Company has recorded a $3.3 million reduction in its loss contract reserve as of June 30, 2002, resulting in a non-recurring gain in the second quarter. A third loss contract will expire in August of this year, and the Company has been notified that it will be recommended for reaward of the contract under reasonable terms and conditions.


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

ASGR Announces Second Quarter Results
Page 3
July 23, 2002



         Net interest expense for the second quarter of 2002 was $1.9 million, or 1.4% of revenue, as compared with $1.2 million, or 0.8% of revenue, in the prior year period. For the six months ended June 30, 2002, net interest expense was $3.4 million, or 1.2% of revenue, as compared with $2.5 million, or 0.9% of revenue, in the prior year period. The increase in net interest expense from the prior year is primarily the result of increased interest rates on outstanding debt and expenses related to certain interest rate collars entered into in 2000.

         Tax expense for the second quarter of 2002 was $75,000 as compared with a benefit of $11.2 million, or 8.0% of revenue, in the prior year period. For the six months ended June 30, 2002, a tax benefit of $95,000 was realized as compared with a benefit of $9.6 million, or 3.4% of revenue, in the prior year. Due to the Company's profitability in the second quarter and six months to June 30, 2002, the Company's deferred tax valuation allowance has been reduced by $3.3 million year to date.

         Net income was $5.3 million for the second quarter of 2002, or 3.8% of revenue, as compared with a net loss of $18.4 million, or 13.0% of revenue, in the prior year period. For the six months ended June 30, 2002, net income was $7.3 million, or 2.6% of revenue, as compared with a net loss attributable to common shares of $16.2 million, or 5.8% of revenue, in the prior year period. Included in the prior year second quarter and six month results were the charges discussed above.

         Earnings per share for the second quarter of 2002 were $0.97 basic and $0.95 diluted, as compared with a loss per share of $3.39 basic and diluted, in the prior year period. For the six months ended June 30, 2002, earnings per share were $1.34 basic and $1.31 diluted, as compared with a loss per share of $3.14 basic and diluted, in the prior year period.

         Total debt outstanding was $44.7 million at June 30, 2002, as compared with $49.1 million at March 31, 2002 and $58.1 million at December 31, 2001. The debt was classified as a current liability at June 30, 2002, as the Company's debt facility expires April 1, 2003. The Company is in the process of reviewing alternatives for refinancing the current debt facility.

         A listen-only simulcast and 30-day replay of a conference call to discuss this press release will be available online at www.asgr.com or www.companyboardroom.com on July 24, 2002, beginning at 11:00 a.m. Eastern time.

         America Service Group Inc., based in Brentwood, Tennessee, is the leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare and pharmacy programs to government agencies for the medical care of inmates.

         This press release may contain "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements. A discussion of the important factors and assumptions regarding the statements and risks involved is contained in the Company's filings with the Securities and Exchange Commission.


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

ASGR Announces Second Quarter Results
Page 4
July 23, 2002



                           AMERICA SERVICE GROUP INC.
                          CONSOLIDATED INCOME STATEMENT
                      (In thousands, except per share data)

                                                                                 THREE MONTHS ENDED
                                                                 ----------------------------------------------------
                                                                  JUNE 30,        % OF         JUNE 30,        % OF
                                                                    2002         REVENUE         2001         REVENUE
                                                                 ---------       -------      ---------       -------
Healthcare revenues                                              $ 138,505        100.0       $ 140,779        100.0
Healthcare expenses                                                129,924         93.8         146,711        104.2
                                                                 ---------       -------      ---------       -------
    Gross margin (loss)                                              8,581          6.2          (5,932)        (4.2)
Selling, general and administrative expenses                         3,479          2.5           5,984          4.3
Depreciation and amortization                                        1,134          0.8           1,960          1.4
Strategic initiative and severance expenses                             --           --           1,267          0.9
Impairment of long-lived assets                                         --           --          13,236          9.4
Reduction in loss contract reserve                                  (3,320)        (2.4)             --           --
                                                                 ---------        -----       ---------        -----
    Income (loss) from operations                                    7,288          5.3         (28,379)       (20.2)
Interest, net                                                        1,905          1.4           1,237          0.8
                                                                 ---------        -----       ---------        -----
    Income (loss) before income tax provision (benefit)              5,383          3.9         (29,616)       (21.0)
Income tax provision (benefit)                                          75          0.1         (11,237)        (8.0)
                                                                 ---------        -----       ---------        -----
    Net income (loss)                                                5,308          3.8         (18,379)       (13.0)
Preferred stock dividends                                               --           --              --           --
                                                                 ---------        -----       ---------        -----
    Net income (loss) attributable to common shares              $   5,308          3.8       $ (18,379)       (13.0)
                                                                 =========        =====       =========        =====
Net income (loss) per common share:
   Basic                                                         $    0.97                    $   (3.39)
                                                                 =========                    =========
   Diluted                                                       $    0.95                    $   (3.39)
                                                                 =========                    =========
Weighted average shares outstanding:
   Basic                                                             5,450                        5,420
                                                                 =========                    =========
   Diluted                                                           5,576                        5,420
                                                                 =========                    =========

                                                                                   SIX MONTHS ENDED
                                                                 ----------------------------------------------------
                                                                  JUNE 30,        % OF         JUNE 30,        % OF
                                                                    2002         REVENUE         2001         REVENUE
                                                                 ---------       -------      ---------       -------
Healthcare revenues                                              $ 276,360        100.0       $ 278,720        100.0
Healthcare expenses                                                259,203         93.8         273,309         98.1
                                                                 ---------       -------      ---------       -------
    Gross margin                                                    17,157          6.2           5,411          1.9
Selling, general and administrative expenses                         7,564          2.8          10,126          3.6
Depreciation and amortization                                        2,317          0.8           3,943          1.4
Strategic initiative and severance expenses                             --           --           1,267          0.5
Impairment of long-lived assets                                         --           --          13,236          4.7
Reduction in loss contract reserve                                  (3,320)        (1.2)             --           --
                                                                 ---------        -----       ---------        -----
    Income (loss) from operations                                   10,596          3.8         (23,161)        (8.3)
Interest, net                                                        3,404          1.2           2,525          0.9
                                                                 ---------        -----       ---------        -----
    Income (loss) before income tax provision (benefit)              7,192          2.6         (25,686)        (9.2)
Income tax benefit                                                     (95)          --          (9,645)        (3.4)
                                                                 ---------        -----       ---------        -----
    Net income (loss)                                                7,287          2.6         (16,041)        (5.8)
Preferred stock dividends                                               --           --             163           --
                                                                 ---------        -----       ---------        -----
Net income (loss) attributable to common shares                  $   7,287          2.6       $ (16,204)        (5.8)
                                                                 =========        =====       =========        =====

Net income (loss) per common share:
   Basic                                                         $    1.34                    $   (3.14)
                                                                 =========                    =========
   Diluted                                                       $    1.31                    $   (3.14)
                                                                 =========                    =========
Weighted average shares outstanding:
   Basic                                                             5,445                        5,153
                                                                 =========                    =========
   Diluted                                                           5,551                        5,153
                                                                 =========                    =========

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

ASGR Announces Second Quarter Results
Page 5
July 23, 2002

                           AMERICA SERVICE GROUP INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                   JUNE 30,         DEC. 31,
                                                                     2002             2001
                                                                   ---------       ---------
                                   ASSETS
Current assets:
    Cash and cash equivalents                                      $     250       $  10,382
    Accounts receivable, healthcare and other less allowances         64,422          64,691
    Inventories                                                        7,845           7,747
    Prepaid expenses and other current assets                         15,967           9,070
                                                                   ---------       ---------
Total current assets                                                  88,484          91,890
Property and equipment, net                                            7,025           7,827
Goodwill, net                                                         43,896          43,896
Contracts, net                                                        13,088          13,912
Other intangibles, net                                                 1,583           1,683
Other assets                                                             231           1,172
                                                                   ---------       ---------
Total assets                                                       $ 154,307       $ 160,380
                                                                   =========       =========

                       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Accounts payable                                               $  38,350       $  31,159
    Medical claims liability                                          14,190          15,238
    Accrued expenses                                                  33,461          30,148
    Deferred revenue                                                     735           4,161
    Current portion of loss contract reserve                           2,590           4,310
    Current portion of long-term debt                                 44,678          10,700
                                                                   ---------       ---------
Total current liabilities                                            134,004          95,716
Noncurrent portion of accrued expenses                                 7,655           6,810
Noncurrent portion of loss contract reserve                            8,424          14,008
Long-term debt, net of current portion                                    --          47,400
                                                                   ---------       ---------
Total liabilities                                                    150,083         163,934
Stockholders' equity (deficit):
    Common stock                                                          55              54
    Additional paid-in capital                                        31,457          31,377
    Stockholders' notes receivable                                    (1,334)         (1,383)
    Accumulated other comprehensive income                              (284)           (645)
    Retained deficit                                                 (25,670)        (32,957)
                                                                   ---------       ---------
Total stockholders' equity (deficit)                                   4,224          (3,554)
                                                                   ---------       ---------

Total liabilities and stockholders' equity (deficit)               $ 154,307       $ 160,380
                                                                   =========       =========



                                       -END-